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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
RUBY TUESDAY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 31, 2001

Dear Shareholders:

    We are holding your 2001 Annual Meeting on Wednesday, October 3, 2001, at 11:00 a.m., local time, at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

    We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                        Sincerely,

                        RUBY TUESDAY, INC.

                        Samuel (Sandy) E. Beall, III
                         Chairman of the Board and
                        Chief Executive Officer

RUBY TUESDAY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
OCTOBER 3, 2001

    The Annual Meeting of Shareholders of Ruby Tuesday, Inc. will be held at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 on Wednesday, October 3, 2001, at 11:00 a.m., local time, for the following purposes:

  1.
  To elect three Class III directors for a term of three years and one Class I director for a term of one year to the Board of Directors.

  2.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only shareholders of record at the close of business on August 14, 2001, are entitled to vote at the meeting.

    The mailing address of the Company's principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801.

    We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                      By Order of the Board of Directors,

                      Daniel T. Cronk
                       Senior Vice President, General Counsel
                      and Secretary

August 31, 2001
Maryville, Tennessee

RUBY TUESDAY, INC.
150 West Church Avenue
Maryville, Tennessee 37801

PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

    The following Proxy Statement and the accompanying proxy card, first mailed to shareholders on or about August 31, 2001, are furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc., a Georgia corporation (the "Company"), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 3, 2001, at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the "Annual Meeting").

    Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company's common stock, $.01 par value per share ("Common Stock"), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class III directors and the one nominee for Class I director named in this Proxy Statement, and (ii) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

    If you participate in the Ruby Tuesday, Inc. Salary Deferral Plan (the "Plan"), your proxy card will also serve as a voting instruction card for the Plan trustee. If you do not provide voting instructions with respect to the shares held in the Plan to the Plan Trustee, those shares will not be voted.

    If you participate in the Plan or maintain accounts in more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.

    The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

    August 14, 2001, has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders holding of record a majority of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more director nominees is withheld, if any, are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 14, 2001, was 63,435,255, each of which is entitled to one vote.

    Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting.

PROPOSAL 1

ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and provide that upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office. The Company's Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to be voted in the election of directors voting together as a single class. Effective May 8, 2001, the Board of Directors increased the number of members of the Board from eight to nine and elected Bernard (Bernie) Lanigan, Jr. to serve on the Board of Directors to fill the newly created directorship in Class I. Under the Georgia Business Corporation Code, a director elected by the Board of Directors to fill a newly created directorship serves until the next annual meeting of shareholders regardless of whether or not the term of their Class expires at such meeting. In addition to the expiration of Mr. Lanigan's term of office, the terms of office of the Class III directors expire at the Annual Meeting. The Class II directors and the Class I directors (other than Mr. Lanigan) have two years and one year, respectively, remaining on their terms of office. Accordingly, the Board of Directors has nominated John B. McKinnon, Dolph W. von Arx and Elizabeth L. Nichols to serve in Class III of the Board of Directors for a term of three years and Mr. Lanigan to serve in Class I of the Board of Directors for a term of one year. All nominees are currently serving as directors of the Company.

    It is intended that persons named in the accompanying form of proxy will vote for the four nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director and Director Nominee Information

Nominees for Directors

CLASS III—TERM EXPIRING 2004
JOHN B. MCKINNON Director of the Company since 1989	Age: 66

Prior to his retirement in May 1995, Mr. McKinnon was Dean of Babcock Graduate School of Management at Wake Forest University. Prior thereto, he was President, Sara Lee Food Service from July 1988 through June 1989, and President, Sara Lee Corporation from July 1986 through June 1988. Mr. McKinnon is also a director of Medcath, Inc.
DOLPH W. VON ARX Director of the Company since 1992	Age: 66

Prior to his retirement in 1991, Mr. von Arx was Chairman of the Board, President and Chief Executive Officer of Planters LifeSavers Company, an affiliate of RJR Nabisco, Inc. Mr. von Arx served as Chairman of the Board of Isolux America Corporation, a privately-held company that manufactures fiberoptic cable and medical devices, from 1998 through 2000. Mr. von Arx is a director of Cree Research, Inc., International Multifoods, Inc., and Northern Trust of Florida Corporation, a subsidiary of Northern Trust Corporation.
ELIZABETH L. NICHOLS Director of the Company since 1999	Age: 47

Ms. Nichols has been President and Chief Executive Officer of Graylitt, Inc., a privately-held company that engages in real estate investments, since August 2000. Prior thereto, Ms. Nichols served as President of JDN Realty Corp., a public real estate investment trust, from March 1994 until September 2000. Ms. Nichols was President of JDN Enterprises, Inc. from December 1990 through March 1994.

CLASS I—TERM EXPIRING 2002
BERNARD LANIGAN, JR. Director of the Company since 2001	Age: 53

Mr. Lanigan founded, and has served as managing principal of, Lanigan & Associates, P.C., Certified Public Accountants and Management Consultants since 1974. Mr. Lanigan has served as Chairman and managing director of Southeast Asset Advisors, Inc., a registered investment advisor and consulting company, since 1981.
Directors Continuing in Office
CLASS II—TERM EXPIRING 2003
DR. DONALD RATAJCZAK Director of the Company since 1981	Age: 58

Dr. Ratajczak has been Chairman and Chief Executive Officer of BrainWorks Ventures Inc. (f/k/a Auric Metals Corporation), a company which provides investment and advisory services for startup technology companies, since May 2000. Until his retirement in June 2000, Dr. Ratajczak served as Professor and Director, Economic Forecasting Center, Georgia State University since July 1973. Dr. Ratajczak is a director of CIM High Yield Securities Fund, Crown Crafts, Inc. and TBC Corporation.
SAMUEL E. BEALL, III Director of the Company since 1982	Age: 51

Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992.
CLAIRE L. ARNOLD Director of the Company since 1994	Age: 54

Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior thereto, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold is a director of Schweitzer-Mauduit International, Inc. and International Multifoods, Inc.
CLASS I—TERM EXPIRING 2002
DR. BENJAMIN F. PAYTON Director of the Company since 1993	Age: 68
Dr. Payton has been the President of Tuskegee University since 1981. Dr. Payton is a director of AmSouth Bancorporation, AmSouth Bank, N.A., The Liberty Corporation and Praxair, Inc.
JAMES A. HASLAM, III Director of the Company since 1999	Age: 47

Mr. Haslam has been Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, since July 1995. Prior thereto, from 1976 to 1995, he was Executive Vice President of Pilot Corporation. Mr. Haslam is a director of First Tennessee National Corporation.

The Board of Directors recommends that you vote FOR the election of the three nominees for Class III Directors and the one nominee for Class I
Director named above.

Beneficial Ownership of Common Stock

    The following table sets forth certain information as of August 14, 2001 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock.

Name or Group	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Westport Asset Management, Inc. 253 Riverside Avenue Westport, CT 06880	5,220,000	(3)	8.2%
Capital Group International, Inc 11100 Santa Monica Blvd. Los Angeles, CA 90025	3,140,400	(4)	5.0%
Samuel E. Beall, III	864,904	(5)	1.4%
Claire L. Arnold	48,171		*
James A. Haslam, III	39,607	(6)	*
Bernard Lanigan, Jr.	1,183	(7)	*
John B. McKinnon	94,107	(8)	*
Elizabeth L. Nichols	9,207		*
Dr. Benjamin F. Payton	40,647		*
Dr. Donald Ratajczak	65,923	(9)	*
Dolph W. von Arx	49,339	(10)	*
A. Richard Johnson	308		*
Robert D. McClenagan	329,866		*
J. Russell Mothershed	261,244		*
Sherry L. Turner	287,103		*
All directors and executive officers as a group (14 persons)	1,999,288		3.1%

(1)
The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 14, 2001, held by the named persons and group as follows: Mr. Beall, 342,868; Ms. Arnold, 21,582; Mr. Haslam, 6,768; Mr. Lanigan, 0; Mr. McKinnon, 25,178; Ms. Nichols, 6,768; Dr. Payton, 19,986; Dr. Ratajczak, 25,178; Mr. von Arx, 27,230; Mr. Johnson, 0; Mr. McClenagan, 234,136; Mr. Mothershed, 184,550; Ms. Turner, 236,982; and all directors and executive officers as a group, 1,084,096; and (ii) shares held in the Company's Salary Deferral Plan as follows: Mr. Beall, 22,682; Mr. Mothershed, 361; and all directors and executive officers as a group, 25,710.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company's Deferred Compensation Plan which, as of July 31, 2001, were as follows: Mr. Beall, 20,731; Mr. McClenagan, 27,393; Mr. Mothershed, 30,175; Ms. Turner, 28,302; Mr. Johnson, 0; and all directors and executive officers as a group, 99,788. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon termination of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)
"Percent of Class" has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including shares subject to currently exercisable options and options exercisable within 60 days after August 14, 2001), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)
The information presented is based on the Schedule 13G, as amended, filed by Westport Asset Management, Inc. reporting beneficial ownership as of December 31, 2000. The amount shown does not include 12,200 shares owned by employees of Westport Asset Management, Inc. and Westport Advisors LLC.
(4)
The information presented is based on the Schedule 13G filed by Capital Group International, Inc. reporting beneficial ownership as of December 31, 2000.
(5)
Includes 209,424 shares held in the Beall Family Ltd. Partnership, a limited partnership of which Mr. Beall is a General Partner.
(6)
Includes 30,200 shares held by PTC, Inc. of which Mr. Haslam is a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares.
(7)
Includes 1,000 shares held in a family limited partnership.
(8)
Includes 42,500 shares owned by Mr. McKinnon and his spouse as tenants in common.
(9)
Includes 13,500 shares held in an individual retirement account by Dr. Ratajczak.
(10)
Includes 4,500 shares held by the von Arx Family Foundation, a charitable organization. Mr. von Arx may be deemed to share voting and dispositive power with respect to such shares by virtue of his position as a member of the board of directors of the foundation.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2001 have been complied with on a timely basis, except that Mr. Haslam failed to timely report on a Form 4 an April 11, 2001 purchase of 200 shares of Common Stock by his wife and the purchase of 4,000 shares of Common Stock by PTC, Inc., a company of which Mr. Haslam is a 50% owner.

Directors' Fees and Attendance

    The Board of Directors met four times during fiscal year 2001. Each director attended at least 75% of these meetings and of the meetings of any committee of which he or she was a member which were held during the fiscal year.

    Directors who are employees of the Company receive no directors' fees. All non-employee directors currently receive $4,500 quarterly retainers, $4,500 per regularly-scheduled Board meeting attended and $2,250 for each special Board meeting attended. Non-employee directors serving on the Audit Committee or the Compensation and Stock Option Committee (other than the Chairmen of such committees) do not receive any fee for attending committee meetings. Committee Chairmen receive a fee for each committee meeting attended which is not held in conjunction with a meeting of the Board of Directors.

    The Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the "Directors' Plan") permits non-employee directors to defer all or a portion (in 25 percent increments) of their retainer (other than any portion of the retainer allocated to Stock Awards, as described below) and/or any additional meeting and committee fees to a deferred compensation account. Deferred compensation accounts are credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during that fiscal quarter. Amounts credited to a director's deferred compensation account will be distributed not sooner than the earlier of the first January 15 or July 15 following (a) the date of the director's seventieth birthday, or (b) the date the director ceases to be a member of the Board of Directors.

    The Directors' Plan provides that each non-employee director who has not attained the Target Ownership Level, as defined below, will be deemed to have elected to direct that 60 percent of his or her retainer payable for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf. Each non-employee director who has attained the Target Ownership Level may elect to direct, in 10 percent increments and subject to such other conditions prescribed by the Directors' Plan, that up to 60 percent of his or her retainer for each fiscal quarter be allocated to the purchase of Common Stock on his or her behalf (collectively, the "Stock Awards"). A deemed election will continue in effect until that director, after attaining the Target Ownership Level, modifies or revokes the election in the manner allowed for discretionary elections.

    A director will be treated as having attained the "Target Ownership Level" for a fiscal quarter if he or she owns, on the first day of that fiscal quarter, at least a number of shares of Common Stock with a fair market value, as determined by the closing price on the last trading day prior to such date ("Fair Market Value"), equal to 10 multiplied by that director's annual retainer.

    Each director who has elected, or who has been deemed to have elected, to purchase Stock Awards for a fiscal quarter, will be issued the number of shares of Common Stock equal to the amount of the retainer elected to be so allocated, multiplied by 1.15 and divided by the Fair Market Value of a share of Common Stock, as of the issue date. Common Stock so purchased may not be transferred within three years of the date of purchase, except in the event of death, disability, retirement on or after age 70 or unless this restriction is waived by the committee administering the Directors' Plan.

    The Directors' Plan provides that each non-employee director who receives Stock Awards, whether through a deemed election or a discretionary election, will be awarded an option to purchase shares of Common Stock (the "Options") equal to three times the number of shares issued pursuant to the discretionary election or deemed election, as the case may be.

    Options issued under the Directors' Plan will be granted on the first day of each fiscal quarter for which an election for a Stock Award is in effect, will become fully exercisable six months following the date of grant, and will be exercisable at the Fair Market Value of the Common Stock as of the date of the Option grant. Each Option shall expire generally upon the fifth anniversary of the date on which it was granted.

Committees of the Board

    The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board delegated certain authority to two committees. Information concerning these committees follows.

    Audit Committee.  The Audit Committee is comprised solely of non-management directors. The Audit Committee maintains communications with the Company's independent auditors as to the nature of the auditors' services, fees and such other matters as the auditors believe may require the attention of the Board. The Audit Committee reviews the Company's internal control procedures and makes recommendations to the Board with respect thereto. The Audit Committee of the Company's Board met three times during fiscal year 2001. The current members of the Audit Committee are John B. McKinnon (Chairman), Claire L. Arnold, James A. Haslam, III, Bernard Lanigan, Jr., Elizabeth L. Nichols, Dr. Benjamin F. Payton, Dr. Donald Ratajczak and Dolph W. von Arx.

    Compensation and Stock Option Committee.  The Compensation and Stock Option Committee (the "Compensation Committee") is comprised solely of non-management directors. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee of the Company's Board met two times during fiscal year 2001. The current members of the Compensation Committee are Dolph W. von Arx (Chairman), Claire L. Arnold, James A. Haslam, III, Bernard Lanigan, Jr., John B. McKinnon, Elizabeth L. Nichols, Dr. Benjamin F. Payton and Dr. Donald Ratajczak.

EXECUTIVE COMPENSATION

    This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the three fiscal years in the period ended June 5, 2001, which compensation was awarded to, paid to, or earned by the Company's Chief Executive Officer and each of the four other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2001 (collectively, these persons are sometimes referred to as the "Named Executives").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation		All Other Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation $(1)	Awards Options/ SARs (#)	Payouts LTIP Payouts ($)	($)(2)
Samuel (Sandy) E. Beall, III Chairman of the Board and Chief Executive Officer	2001 2000 1999	893,738 846,442 624,539	1,118,000 1,075,000 781,250	5,700 -0- 7,500	596,913 478,000 171,434	-0- -0- -0-	5,362 3,217 3,288
Robert D. McClenagan President	2001 2000 1999	358,327 344,544 331,255	448,240 431,000 414,375	4,949 74,177 189,185	176,708 216,634 109,346	-0- -0- -0-	6,634 7,064 5,669
J. Russell Mothershed(3) Senior Vice President and Chief Financial Officer, Treasurer and Assistant Secretary	2001 2000 1999	261,574 251,513 241,820	261,768 251,700 242,000	3,607 3,600 18,215	4,878 178,778 90,007	-0- -0- -0-	8,931 6,452 5,410
Sherry L. Turner President—RTI Support Center	2001 2000 1999	210,652 202,502 192,258	210,808 202,700 192,400	3,893 3,600 3,600	175,268 179,387 110,007	-0- -0- -0-	4,000 -0- -0-
A. Richard Johnson(4) Senior Vice President—Brand Development	2001 2000 1999	214,000 8,231 N/A	214,000 0 N/A	158,019 0 N/A	100,000 170,000 N/A	-0- -0- N/A	1,326 -0- N/A

(1)
Under the Company's Management Stock Option Program (the "MSOP"), eligible employees of the Company may purchase shares of Common Stock up to established annual limits if pre-established Corporate, Division, Region, District or Unit goals, as the case may be, are achieved. For each share of Common Stock purchased under the MSOP, the participant receives .15 of a "bonus share" and a five-year option to purchase three times the number of shares purchased plus the related bonus shares. The shares purchased and the related bonus shares are subject to a two-year restriction on resale. The value of the bonus shares received in connection with the purchase of shares of Common Stock under the MSOP by the Named Executives is included in this column. Additionally, the following amounts for taxable relocation assistance provided by the Company are included for fiscal years 2001, 2000 and 1999, respectively: R. D. McClenagan, $0, $68,177 and $183,185; J. R. Mothershed, $0, $0, and $14,615; and A.R. Johnson, $158,019, $0 and $0.
(2)
The amounts in this column include the following: (a) Company contributions to the Deferred Compensation Plan for fiscal years 2001, 2000 and 1999, respectively: R. D. McClenagan, $3,847, $4,898 and $3,655; J. R. Mothershed, $6,761, $4,655 and $3,748; and S.L. Turner, $4,000, $0 and $0; (b) executive group life and accidental death and dismemberment insurance plan premiums paid for fiscal years 2001, 2000 and 1999, respectively: S. E. Beall, III, $934, $864 and $837; R. D. McClenagan, $934, $864 and $837; J. R. Mothershed, $934, $861 and $816; and A.R. Johnson, $424, $0 and $0; and (c) employee portion of split-dollar life insurance premiums paid by the Company for fiscal years 2001, 2000 and 1999, respectively: S. E. Beall, III, $4,428, $2,353 and $2,451; R. D. McClenagan, $1,853, $1,302 and $1,177; J. R. Mothershed, $1,236, $936 and $846; and A.R. Johnson, $902, $0 and $0.
(3)
Mr. Mothershed retired from his position as an executive officer of the Company effective June 6, 2001.
(4)
Mr. Johnson was elected as an executive officer of the Company on May 1, 2000.

OPTION GRANTS IN FISCAL 2001

    The following table presents information regarding options to purchase shares of Common Stock granted by the Company during fiscal year 2001 to the Named Executives. The Company has no outstanding SARs and granted no SARs during fiscal year 2001.

							Potential Realizable Value(3) at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Individual Grants						5%		10%
Name	Options/SARs Granted(#)(1)		% of Total Options/SARs Granted to Employees in Fiscal Year(2)		Exercise or Base Price ($/Share)	Expiration Date	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)	Dollar Gains ($)	Market Price Required to Realize Dollar Gains ($/Share)
S. E. Beall, III	245,185 2,844 2,442 344,000 2,442	(4)	10.52 0.12 0.10 14.76 0.10	% % % % %	11.8750 15.7500 18.3500 18.8000 17.0000	18-Dec-08 1-Dec-05 2-Mar-06 9-Apr-06 5-Jun-06	804,414 12,375 12,380 1,786,768 11,470	15.16 20.10 23.42 23.99 21.70	1,777,544 27,347 27,357 3,948,290 25,345	19.12 25.37 29.55 30.28 27.38
R. D. McClenagan	2,409 2,067 170,000 2,232		0.10 0.09 7.29 0.10	% % % %	15.7500 18.3500 18.8000 17.0000	1-Dec-05 2-Mar-06 9-Apr-06 5-Jun-06	10,483 10,479 882,996 10,483	20.10 23.42 23.99 21.70	23,164 23,156 1,951,190 23,165	25.37 29.55 30.28 27.38
J. R. Mothershed	1,752 1,503 1,623		0.08 0.06 0.07	% % %	15.7500 18.3500 17.0000	1-Dec-05 2-Mar-06 5-Jun-06	7,624 7,620 7,623	20.10 23.42 21.70	16,846 16,838 16,845	25.37 29.55 27.38
S. L. Turner	1,752 1,692 170,000 1,824	(5)	0.08 0.07 7.29 0.08	% % % %	15.7500 18.3500 18.8000 17.0000	1-Dec-05 2-Mar-06 9-Apr-06 5-Jun-06	7,624 8,578 882,996 8,567	20.10 23.42 23.99 21.70	16,846 18,955 1,951,190 18,931	25.37 29.55 30.28 27.38
A.R. Johnson	100,000		4.29%		18.8000	9-Apr-06	519,409	23.99	1,147,759	30.28

(1)
Except as otherwise stated, the indicated options have a term of five years and were granted pursuant to the Company's Stock Incentive Plan. Those options with an exercise price of $18.80 on the date of grant and, except as otherwise stated, generally become exercisable after 30 months. All other options listed in the table above generally become exercisable after two years. In the event of a change in control of the Company, the vesting of options will be accelerated unless the Committee administering the plan elects to cash-out the options.
(2)
Based on an aggregate of 2,330,615 options granted by the Company in fiscal year 2001.
(3)
The Potential Realizable Values are calculated as follows: [[Market Price at Grant × (1 + Stock Price Appreciation Rate)]—Exercise Price] × Number of Underlying Shares. Because these Potential Realizable Values are based on annualized compound rates of increase over a five year term, the total potential appreciation on annual appreciation rates of 5% and 10% is 27.6% and 61.1% respectively.
(4)
These options vest as set forth in Mr. Beall's Employment Agreement, which is described herein.
(5)
These options generally become exercisable after 24 months.

AGGREGATED OPTION EXERCISES IN
FISCAL 2001 AND FISCAL YEAR END VALUES

    The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 2001 by the Named Executives and the value of unexercised options to purchase Common Stock held at June 5, 2001. There were no SARs outstanding during fiscal year 2001.

			Number of Unexercised Options FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
S.E. Beall, III	1,270,344	9,868,318	20,868/1,396,913	182,301/7,647,338
R.D. McClenagan	331,148	3,199,606	32,232/595,342	306,585/3,383,687
J.R. Mothershed	304,092	3,064,756	10,014/353,656	87,482/2,820,524
S.L. Turner	82,000	1,237,683	100,446/524,655	1,064,652/2,830,851
A.R. Johnson	-0-	N/A	0/270,000	0/1,312,179

(1)
Value Realized is calculated as follows: [(Per Share Closing Price on date of exercise)—(Per Share Exercise Price)] × Number of Shares for which the option was exercised.

(2)
Value of Unexercised In-the-Money Options at fiscal year end is calculated as follows: [(Per Share Closing Sale Price on June 5, 2001)—(Per Share Exercise Price)] × Number of Shares Subject to Unexercised Options. The per share closing sale price on June 5, 2001, the last trading day of fiscal year 2001, was $17.00.

Retirement Plan

    Following the distribution by the Company's predecessor, Morrison Restaurants Inc. ("MRI"), of the stock of two subsidiaries in March of 1996 (the "Distribution"), and in conjunction therewith, the Company continued as a sponsor of the Morrison Restaurants Inc. Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, participants are entitled to receive benefits based upon salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined benefit plan, which covers employees of the Company who had attained age 21 and had completed at least one year of full-time service with MRI by July 1, 1987. A participant's accrued annual benefit is determined generally by adding A and B below, as applicable:

  (A)
  1/4 percent of pay up to that year's Social Security Wage Base, plus 1 1/4 percent of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

  (B)
  1/4 percent of average pay for the highest consecutive five years from 1976 through 1985 up to $14,400, plus 1 1/4 percent of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

    Normal retirement for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from among a range of options made available under the Retirement Plan. A participant's accrued benefit becomes vested upon completion of five years of service after age 18.

    Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the Executive Supplemental Pension Plan or the Management Retirement Plan, described below.

Executive Supplemental Pension Plan

    Eligible Named Executives of the Company participate in the Company's Executive Supplemental Pension Plan ("ESPP"). The ESPP is a nonqualified, unfunded, defined benefit retirement plan for selected employees. As a condition of entry to the ESPP, future participants must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP.

    A participant's accrued benefit in the ESPP equals 2.5 percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service (as defined in the ESPP) not in excess of 20 years; plus one percent of the participant's highest five-year average base salary multiplied by the participant's years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service; less the retirement benefit payable at the age of 65 in the form of a single life annuity payable to the participant under the Retirement Plan; and less the participant's Social Security benefits. Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits are paid to a participant in the same manner as benefits may be paid under the Retirement Plan and become vested if the participant has completed ten years of service. Normal retirement for purposes of the ESPP is age 65, although a participant with at least five years of service may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, or both, depending upon age and service criteria specified in the ESPP. A participant's receipt of unreduced early retirement benefits is conditioned upon not competing with the Company for a period of two years following retirement.

    Estimated annual benefits payable upon retirement to persons in specified remuneration and years of continuous service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation in the ESPP continues until age 65. In accordance with the ESPP, the amounts shown are subject to reduction for Social Security benefits and benefits received under the Retirement Plan.

Executive Supplemental Pension Plan
Estimated Annual Benefits for Representative Years of Service to Age 65

Annual Average Base Salary	10	15	20	25	30 or More
$250,000	$62,500	$93,750	$125,000	$137,500	$150,000
275,000	68,750	103,125	137,500	151,250	165,000
300,000	75,000	112,500	150,000	165,000	180,000
325,000	81,250	121,875	162,500	178,750	195,000
350,000	87,500	131,250	175,000	192,500	210,000
375,000	93,750	140,625	187,500	206,250	225,000
400,000	100,000	150,000	200,000	220,000	240,000
425,000	106,250	159,375	212,500	233,750	255,000
450,000	112,500	168,750	225,000	247,500	270,000
475,000	118,750	178,125	237,500	261,250	285,000
500,000	125,000	187,500	250,000	275,000	300,000
525,000	131,250	196,875	262,500	288,750	315,000
550,000	137,500	206,250	275,000	302,500	330,000
575,000	143,750	215,625	287,500	316,250	345,000
600,000	150,000	225,000	300,000	330,000	360,000
625,000	156,250	234,375	312,500	343,750	375,000
650,000	162,500	243,750	325,000	357,500	390,000
675,000	168,750	253,125	337,500	371,250	405,000
700,000	175,000	262,500	350,000	385,000	420,000
725,000	181,250	271,875	362,500	398,750	435,000
750,000	187,500	281,250	375,000	412,500	450,000
775,000	193,750	290,625	387,500	426,250	465,000
800,000	200,000	300,000	400,000	440,000	480,000
825,000	206,250	309,375	412,500	453,750	495,000
850,000	212,500	318,750	425,000	467,500	510,000
875,000	218,750	328,125	437,500	481,250	525,000
900,000	225,000	337,500	450,000	495,000	540,000
925,000	231,250	346,875	462,500	508,750	555,000
950,000	237,500	356,250	475,000	522,500	570,000
975,000	243,750	365,625	487,500	536,250	585,000
1,000,000	250,000	375,000	500,000	550,000	600,000

    Years of continuing service, to the nearest year, and current remuneration covered by the ESPP (base salary) for the eligible Named Executives are: Mr. Beall, 29 years, $893,738; Mr. McClenagan, 29 years, $358,327; and Mr. Mothershed, 30 years, $261,574.

Management Retirement Plan

    The Company's Management Retirement Plan ("MRP") provides a select group of management or highly compensated employees the security of receiving a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) and whose average annual compensation over a consecutive three calendar-year period equals or exceeds $40,000, which amount may be adjusted by the Company from time to time.

    A participant's single-life annuity accrued benefit in the MRP equals 1.5 percent of the participant's average compensation determined over the five-year period immediately preceding termination of employment multiplied by the participant's years of credited service not in excess of 20 years; plus 2 percent of the participant's average compensation determined over the five-year period immediately preceding termination of employment multiplied by the participant's years of credited service in excess of 20 years, but not in excess of 30 years; minus the sum of (a) the participant's Retirement Plan benefits, (b) the participant's Social Security benefits, and (c) the participant's ESPP Benefit (as defined in the MRP). For purposes of determining a participant's accrued benefit, a year's compensation includes commissions and bonuses, but generally no form of remuneration is counted in excess of $100,000, which amount may be adjusted by the Company from time to time.

    Normal retirement for purposes of the MRP is age 65, although a participant may retire with a benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried or a joint and survivor annuity if the participant is married. If the participant is also entitled to benefits under the Retirement Plan, benefits payable under the MRP must be in the same form as those payable under the Retirement Plan. The MRP allows payment of an actuarially reduced benefit, commencing as early as age 55, even if the participant terminated employment prior to attainment of age 55.

    Effective June 1, 2001, the MRP was frozen so that no new participants enter the Plan and no additional benefits accrue for existing participants on or after that date.

    Estimated annual benefits payable upon retirement to persons in specified remuneration and years of credited service classifications are shown in the following table. All amounts shown are for a single life annuity and assume that active participation continues in the MRP until age 65. In accordance with the MRP, the amounts shown are subject to reduction for Social Security benefits, benefits received under the Retirement Plan and benefits payable under the ESPP. A participant is ineligible for benefits under the MRP while receiving any long-term disability benefits.

Management Retirement Plan
Estimated Annual Benefits for Representative Years of Service to Age 65

Final Average Salary	15	20	25	30 or More
$40,000	$9,000	$12,000	$16,000	$20,000
60,000	13,500	18,000	24,000	30,000
80,000	18,000	24,000	32,000	40,000
100,000	22,500	30,000	40,000	50,000

    Years of credited service and salary covered by the MRP for the eligible Named Executives are: Mr. Beall, 29 years, $100,000; Mr. McClenagan, 29 years, $100,000; and Mr. Mothershed, 28 years, $100,000.

Employment Agreement

    The Company entered into an employment agreement with Samuel (Sandy) E. Beall, III dated June 19, 1999 pursuant to which Mr. Beall has agreed to serve as Chief Executive Officer of the Company until June 18, 2006. The employment agreement may continue for any subsequent renewal periods agreed to by the Company and Mr. Beall.

    The employment agreement provides that Mr. Beall will be compensated at an initial base salary rate equal to $860,000 a year, adjusted annually by an amount equal to the greater of (a) 4% of the base salary then in effect, or (b) an amount determined by the Board of Directors of the Company, or appropriate committee thereof, based upon peer group competitive market data (as so adjusted from time to time, the "Base Salary"). In addition, under the employment agreement, Mr. Beall is entitled to an annual bonus opportunity pursuant to the terms of the CEO Bonus Plan, based upon performance criteria approved by the Board of Directors of the Company, or appropriate committee thereof, with a target bonus equal to 50% of Base Salary and a maximum bonus equal to 125% of Base Salary.

    In addition, under the employment agreement, Mr. Beall will also be entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of stock options under the Company's Executive Stock Option Program according to the same criteria pursuant to which grants are awarded to other senior executives of the Company.

    Pursuant to the employment agreement, the Company agreed to provide Mr. Beall with life insurance coverage providing a death benefit of not less than four times Base Salary, payable to such beneficiary or beneficiaries as Mr. Beall may designate. This obligation may be satisfied in whole or in part by the Executive's participation in the Ruby Tuesday, Inc. Executive Life Insurance Plan.

    Pursuant to the employment agreement, (a) in 1999 the Company granted Mr. Beall a non-qualified stock option award to acquire 156,000 shares of Common Stock at an exercise price of $9.4688 per share (the fair market value of a share of Common Stock determined as of the close of business on the day before the Company and Mr. Beall executed the employment agreement) (the "1999 Option") and (b) the Company granted Mr. Beall a second non-qualified stock option award to acquire 245,185 shares of Common Stock at the Board of Directors meeting that immediately followed the 2000 Annual Meeting of Shareholders at an exercise price of $11.875 per share (the "2000 Option"). Both the 1999 Option and the 2000 Option will vest on July 1, 2006 and will expire on December 18, 2008; provided, however, the 1999 Option and the 2000 Option will expire earlier under the same circumstances as apply to the other options granted to Mr. Beall, as described in the immediately succeeding paragraph.

    In the employment agreement, the Company and Mr. Beall agreed, and the Company's Compensation Committee approved, that options previously granted to Mr. Beall to acquire Common Stock will be amended to provide, or will provide if granted in the future, that (a) such options which have not then vested shall vest in full upon Mr. Beall's death or disability, the involuntary termination of Mr. Beall's employment by the Company without Cause, Mr. Beall's retirement upon satisfying applicable early retirement criteria or upon a Change in Control and (b) the maximum term within which then-vested options may be exercised shall expire no later than 90 days following a voluntary resignation by Mr. Beall (unless the resignation qualifies as a Qualified Termination) prior to Mr. Beall satisfying applicable early retirement criteria; no later than 90 days following an involuntary termination of Mr. Beall's employment by the Company without Cause with respect to the portion of any option which vests as a result of such involuntary termination of employment; or, no later than one year following any other involuntary termination of Mr. Beall's employment, prior to a Change of Control, without Cause with respect to the portion of any option which has then previously vested, and no later than 15 days following an involuntary termination of Mr. Beall's employment by the Company for Cause, or in each case the expiration of the stated term of such option, whichever first occurs.

    Pursuant to the employment agreement, in the event the Company terminates Mr. Beall's employment other than for Cause, the employment agreement will terminate and Mr. Beall will become entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) payment of Base Salary then in effect for 24 months (the "Severance Period"); (c) payment of annual bonuses (or pro rata portion thereof), if any, payable for each of those fiscal years that overlap, in whole or in part, with the Severance Period, with such amounts paid when and as such annual bonuses would normally be determined; (d) payment of earned but unused vacation through the end of the calendar month in which the termination occurs; and (e) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for the Severance Period at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). The Company and Mr. Beall agreed that the failure of the Board of Directors of the Company to elect, or the action of the Board of Directors to remove, Mr. Beall as Chairman of the Board will, in the absence of Cause, permit Mr. Beall to terminate the employment agreement within 60 days of such event and such termination will be deemed to constitute an involuntary termination other than for Cause by the Company.

    The employment agreement provides that in the event of a Qualified Termination of Mr. Beall's employment following a Change of Control, the employment agreement will terminate and Mr. Beall will become entitled to receive: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) immediate payment of a lump sum amount equal to the product of three, multiplied by the sum of (i) Base Salary then in effect, plus (ii) the greater of (A) the target annual bonus for the fiscal year in which the Qualified Termination occurs, or (B) the average of the last three annual bonuses earned by Mr. Beall; (c) immediate payment of a pro rata portion of the target annual bonus for the fiscal year in which the Qualified Termination occurs; and (d) the provision of health, life and disability coverages to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). Payment of obligations under any other employee benefit plans will be determined in accordance with the provisions of those plans; provided, however, that Mr. Beall's accrued benefit under the ESPP will be determined by increasing Mr. Beall's actual years of continuous service by an additional three full years.

    The employment agreement also provides that if the aggregate amount provided for in the employment agreement and any other payments and benefits which Mr. Beall has the right to receive from the Company and its affiliates would subject Mr. Beall to an excise tax under Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred or paid by Mr. Beall with respect to such excise tax (any such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Mr. Beall shall be entitled to an additional payment from the Company as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise imposed upon Mr. Beall as a result of the receipt of the payment contemplated by the employment agreement)) to place Mr. Beall in the same after-tax position Mr. Beall would have been in had no Excise Tax been imposed or incurred or paid by Mr. Beall. The Company agreed to pay to Mr. Beall in cash in a lump sum any amount due pursuant to this provision not later than five business days prior to the date that Mr. Beall must file his federal income tax return which reflects the payment that subjects Mr. Beall to the Excise Tax.

    Pursuant to the employment agreement, Mr. Beall agreed (a) to hold the Company's confidential information and trade secrets in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate the Company's confidential information and trade secrets or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any of the Company's confidential information and trade secrets from losing its character or ceasing to qualify as confidential information or a trade secret. These covenants will survive the termination of the employment agreement for a period of two years following termination of the employment agreement with respect to confidential information, and with respect to trade secrets for so long as the information qualifies as a trade secret under applicable law.

    In addition, Mr. Beall agreed that during his employment by the Company and for a period of two years thereafter (a) he will not (except on behalf of or with the prior written consent of the Company), within the United States, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Company, engage in any business which is the same as or essentially the same as the business of the Company and (b) he will not, on his own behalf or in the service or on behalf of others, solicit or recruit any employee of the Company with whom he worked or had dealings in the course of his employment with the Company. Mr. Beall also agreed that at any time during or after his employment with the Company, he will not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

    Under the employment agreement, "Cause" means, with respect to termination of Mr. Beall's employment by the Company: (a) conviction of a felony; (b) conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors of the Company; (c) conduct that amounts to fraud against the Company or its affiliates; (d) a breach of the terms of the employment agreement that is materially injurious to the Company or its affiliates; or (e) conduct that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its affiliates.

    "Change of Control" means any of the following events: (a) the acquisition by any individual, entity or "group" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of voting securities of the Company where such acquisition causes any such Person to own 25% or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this definition, the following shall not constitute a Change of Control: (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (ii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate; (b) within any 12-month period (beginning on or after the effective date of the employment agreement), the persons who were directors of the Company immediately before the beginning of such 12-month period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the effective date of the employment agreement shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director; (c) the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or (e) the liquidation or dissolution of the Company.

    "Qualified Termination" means, during the term of the employment agreement, any one of the following events: (a) an involuntary termination of Mr. Beall's employment by the Company other than for Cause; (b) a resignation by Mr. Beall for any reason within 12 months following a Change of Control; or (c) a resignation by Mr. Beall following a Change of Control for any one of the following reasons: (i) a reduction in his then current Base Salary or a reduction in his target bonus opportunity, expressed as a percentage of Base Salary; (ii) a failure to elect or reelect him to the positions of Chief Executive Officer and Chairman of the Board of Directors; (iii) a material diminution in his duties or responsibilities; or (iv) a change in supervisory authority such that he no longer reports directly to the Board of Directors of the Company.

    The Company estimates the value of the compensation and benefits payable under the change in control provisions of Mr. Beall's employment agreement, as of the date of this Proxy Statement, if such provisions were triggered by a change in control would be approximately $8,375,000.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors of the Company, which is composed solely of non-employee directors of the Company, has furnished the following report on executive compensation.

Overall Compensation Philosophy

    During the past fiscal year, the Company has reaffirmed its long-standing emphasis on the performance-based elements of executive compensation. These programs closely align performance measures with current business strategy and are designed to motivate executive behavior. In general, the Company controls base salaries and compensates outstanding performance through more highly leveraged annual and longer-term incentive programs. As a result, the following principles apply to executive compensation:

  •
  Base salaries are competitive with similar high-performance restaurant companies;

  •
  A very significant portion of executive compensation is tied to the Company's success in meeting predetermined earnings per share growth and other annual and long-term performance goals; and

  •
  Executives are required to own specified amounts of Common Stock, resulting in direct linkage between executive and shareholder interests.

    The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company's executives to achieve the goals inherent in the Company's business strategy.

    The key components of the Company's executive compensation packages are base salary, annual incentive opportunities, and equity devices. The Compensation Committee's policies with respect to each of these elements are discussed below.

Base Salaries

    The Company's general approach for base compensation of its officers, including the Chief Executive Officer and the Named Executives, is to establish salary ranges with market targets which are at the 75th percentile of the competitive market in the casual dining industry for the Chief Executive Officer and the 50th percentile for the other executives. Each salary range provides a lower and upper limit on the value of jobs assigned to that range. This reflects the previously mentioned objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

Annual Incentive Compensation

    The Company's annual incentive plan directly links annual incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. Corporate and individual performance objectives are established at the beginning of each fiscal year.

    Each executive's potential incentive was tied to growth in earnings per share, as well as certain qualitative measures. Depending upon an executive's organizational level and responsibilities, as well as competitive market practices, annual incentive compensation opportunities range from 15 percent to 25 percent of base salary if the "threshold" goals are achieved, 30 percent to 50 percent of base salary if the "target" goals are achieved, 45 percent to 100 percent of base salary if the "maximum" goals are achieved and 60 percent to 125 percent of base salary if the "maximum plus" goals are achieved. Performance for fiscal year 2001 measured against the objectives contained in the incentive plan resulted in the incentive compensation for the Named Executives shown in the Summary Compensation Table. Such awards represented approximately 100 percent of the total incentive awards that could have been earned by the Named Executives. Occasionally the Company may establish a special incentive award for an individual officer or other employee aimed at achieving a specified performance goal. The Company has a separate bonus plan for the Chief Executive Officer, described in more detail below, which is similar in structure to the incentive plan for the other executives.

Executive Stock Ownership

    Believing that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders, the Company encourages all employees to make a personal investment in Common Stock. Ownership requirements have been developed for the Company's top management group. The following requirements apply to various organization levels: Chief Executive Officer, a minimum of four times base salary; Concept Presidents and President/Partners, a minimum of three times base salary; Corporate Senior Vice Presidents and Senior Vice President/Partners—Regional Operations, a minimum of two times base salary; and Corporate and Concept Vice Presidents and Vice Presidents/Partners—Regional Operations, a minimum of one times base salary. These objectives must be attained within the five-year period commencing with (i) the effective date of the Distribution (March 9, 1996) or (ii) the date of hire or promotion as appropriate, whichever is later, with the minimum to be fully achieved at the end of such period, and may be accomplished through the exercise of stock options, other stock incentives, open market purchases effected by the employee on his own behalf or by his spouse or on behalf of his children under age 21 or through participation in the Company's deferred compensation retirement plan. Members of the management group must achieve target ownership levels to be eligible to receive future awards under stock-based plans.

Long-Term Incentive Compensation

    Awards under the Company's stock-based compensation plans directly link potential participant rewards to increases in shareholder value. The Company maintains stock incentive plans for executive officers and other employees. These plans provide for grants of a variety of stock incentives, including stock options, restricted stock, stock appreciation rights, stock purchase rights and performance shares or units. The programs described below have been established under one or more of these plans.

Executive Stock Option Program

    The Company has an Executive Stock Option Program which provides for option grants to its key employees at the General Manager level and above, depending upon the key employee's position within the Company. The options are issued at fair market value and have a five-year term and generally vest 30 months after the date of the grant. In order for key employees to receive option grants under this program after March 26, 2001, they must meet certain minimum Common Stock ownership requirements. During fiscal year 2001, option grants ranging from 200 to 344,000 shares, for a total of 1,876,085 shares, were made under this program.

Management Stock Option Program

    The Company has a MSOP for exempt employees and full-time non-exempt employees with at least two years of service. Based on organization level, eligible employees may purchase shares of Common Stock up to established annual limits. For each share purchased, 1.15 shares will be issued and the participant will receive a five-year option to purchase three times the number of shares of Common Stock obtained at a per share exercise price equal to the fair market value of a share on the date of grant. These options generally vest two years after the date of the grant. The right to purchase Common Stock under this program is conditioned on the achievement of Corporate, Division, Region, District or Unit goals, as the case may be. There is a two-year restriction on the sale of shares acquired through this program other than through the exercise of stock options. The Company granted options to purchase an aggregate of 454,530 shares to employees under this program during fiscal year 2001.

Restricted Stock

    The Company may occasionally grant restricted stock or other stock rights to ensure retention of key executives or as a part of the compensation provided to a new executive hired from outside the Company. No restricted stock or other stock rights were granted by the Company during fiscal year 2001.

Chief Executive Officer Compensation

    Pursuant to the terms of Mr. Beall's employment agreement, Mr. Beall's base salary for fiscal year 2001 was $894,400. At the July 9, 2001, Compensation Committee meeting, Mr. Beall's base salary was reviewed. Based on the terms of his employment agreement and competitive market data, the Compensation Committee recommended, and the Board of Directors subsequently approved, an increase in annual base salary to $930,176 for fiscal year 2002.

    The CEO Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders, and was reapproved at the 1999 Annual Meeting of Shareholders. Pursuant to the CEO Bonus Plan, the Chief Executive Officer may earn a cash bonus determined as a percentage of his salary if predetermined levels of growth in earnings per share are achieved by the Company. For fiscal year 2001, the Chief Executive Officer's bonus opportunity was 25 percent, 50 percent, 100 percent or 125 percent of his salary if the Company achieved or exceeded the "threshold," "target," "maximum" and "maximum plus" earnings per share growth level, respectively, with a proportional increase in the bonus for every one-tenth of a percent increase in earnings per share growth between such performance levels. For fiscal year 2001, Mr. Beall earned an incentive bonus pursuant to the CEO Bonus Plan of $1,118,000.

    In addition, the Compensation Committee has approved Mr. Beall's participation in the Management Stock Option Program (described above) under which he may purchase Common Stock having a value of up to $50,000 annually, conditioned upon the Company's achievement of pre-established financial goals.

Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company's ability to deduct certain performance-based compensation under Section 162(m) of the Code, the Compensation Committee recommended that the Company seek shareholder approval for certain incentive compensation programs for the Chief Executive Officer. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and the shareholders approved the CEO Bonus Plan at the 1994 Annual Meeting of Shareholders. In order to continue to preserve the Company's ability to deduct annual incentive compensation paid to the Chief Executive Officer, the CEO Bonus Plan was reapproved at the 1999 Annual Meeting of Shareholders. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

Board of Directors and Compensation Committee

    The Board of Directors of the Company has a standing Compensation Committee whose purpose is to review and make recommendations concerning the base salaries of all officers of the Company and to authorize all other forms of compensation, including stock options. Members of the Compensation Committee also administer the Company's stock-based incentive plans. The Compensation Committee met two times during fiscal year 2001. The Board of Directors approved all decisions of the Compensation Committee during fiscal year 2001. The members of the Compensation Committee are named below.

Dolph W. von Arx (Chairman)
Claire L. Arnold	Elizabeth L. Nichols
Bernard Lanigan, Jr.(*)	Dr. Benjamin F. Payton
James A. Haslam, III	Dr. Donald Ratajczak
John B. McKinnon

(*)Mr. Lanigan was appointed to the Compensation Committee effective May 8, 2001 and, therefore, did not attend any of the meetings of the Compensation Committee held during fiscal year 2001.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

    During fiscal year 2001, the members of the Compensation Committee were Dolph W. von Arx, (Chairman), Claire L. Arnold, James A. Haslam, III, Bernard Lanigan, Jr., John B. McKinnon, Elizabeth L. Nichols, Dr. Benjamin F. Payton, and Dr. Donald Ratajczak. During fiscal year 2001, Mr. Haslam, a director of the Company, served as Chief Executive Officer and a director of Pilot Corporation, a privately-held corporation. Pilot Corporation does not have a compensation committee of its board of directors. Mr. Beall, Chairman of the Board and Chief Executive Officer of the Company, and Mr. McKinnon, a director and member of the Compensation Committee of the Company, also served on the board of directors of Pilot Corporation during fiscal year 2001.

CERTAIN TRANSACTIONS

    The Company entered into a ground lease on June 30, 1999 with Furrow-Holrob Development I, LLC, a Tennessee limited liability company ("FHD"). The lease covers the Company's restaurant located in the Mercedes Place Shopping Center in Knoxville, Tennessee. The lease has a fifteen year term with two five-year renewal options. The minimum rent under the lease begins at $50,000 annually for the first five years and gradually increases every fifth anniversary by a rate of less than $10,000 annually. In July 2000, Susan Bagwell Haslam, James A. Haslam, III's wife, and William E. Haslam, Mr. Haslam's brother, each acquired 25% of FHD.

    The Company has entered into a partner agreement dated as of June 6, 2001 with Robert D. McClenagan, Jr. pursuant to which Mr. McClenagan has agreed to serve as concept partner responsible for the development and operation of Company-operated Ruby Tuesday restaurants. Pursuant to this agreement, Mr. McClenagan is entitled to compensation from the Company consisting of an annual salary of $388,000 (fixed during the term) and a bonus based on the same store sales performance of Company-operated Ruby Tuesday restaurants. The agreement has a term of three years but terminates upon death and may be terminated by the Company (i) for cause, (ii) upon disability and (iii) without cause upon 120 days' notice. This agreement also contains trade secrets, confidentiality, non-solicitation and non-compete covenants. Mr. McClenagan is an executive officer of the Company.

    The Company also has a partner agreement with Mark S. Ingram, who is Mr. Beall's brother-in-law, pursuant to which Mr. Ingram has agreed to serve as president/partner responsible for the creation, development and operation of the Company's domestic franchise business. Pursuant to this agreement, Mr. Ingram is entitled to annual compensation from the Company consisting of a draw of $200,000 and a bonus based on the excess of gross franchising income of the Company's domestic franchising business over an increasing base amount. Bonus is capped at $1,000,000 for any fiscal year. The agreement terminates upon death and may be terminated (i) for any reason by Mr. Ingram upon 60 days' written notice and (ii) by the Company for cause or upon disability. The agreement also contains trade secrets, confidentiality, non-solicitation and non-compete covenants. Mr. Ingram earned bonuses of $25,000, $246,288, $754,069 and $1,000,000 for fiscal years 1998, 1999, 2000 and 2001, respectively.

AUDIT COMMITTEE

    The Audit Committee reports as follows with respect to the audit of the Company's fiscal year 2001 financial statements (the "Financial Statements"):

  •
  The Audit Committee has reviewed and discussed the Financial Statements with the Company's management;

  •
  The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), which include, without limitation, matters related to the conduct of the audit of the Financial Statements; and

  •
  The Audit Committee has received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to KPMG LLP's independence from the Company) and has discussed this with KPMG LLP.

    Based on reviews and discussions of the Financial Statements with management and discussions with KPMG LLP discussed above, the Audit Committee recommended to the Board of Directors that such Financial Statements be included in the Company's Annual Report on Form 10-K.

    This report is submitted by the Audit Committee, the members of which are named below.

John B. McKinnon (Chairman)
Claire L. Arnold	Dr. Benjamin F. Payton
James A. Haslam, III	Dr. Donald Ratajczak
Bernard Lanigan, Jr.(*)	Dolph W. von Arx
Elizabeth L. Nichols

(*)Mr. Lanigan was appointed to the Audit Committee effective May 8, 2001.

Audit Committee Charter

    The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter, and the Board of Directors confirms the Charter, on an annual basis.

Independence of Audit Committee Members

    Each of the members of the Company's Audit Committee meets the requirements for independence (as defined by Standards of the New York Stock Exchange).

PERFORMANCE GRAPH

    The following chart and table compare the cumulative total return of the Company's Common Stock with the cumulative total return of the NYSE Stock Market Index and the NYSE Eating and Drinking Places Index.

Comparison of Five-Year Cumulative Total Returns
Among Ruby Tuesday, Inc.,
NYSE Stock Market and NYSE Eating and Drinking Places Indices

	05/31/96	05/30/97	06/05/98	06/04/99	06/02/00	06/05/01
Ruby Tuesday, Inc.	$100.00	$101.18	$147.01	$182.14	$203.82	$325.19
NYSE Stock Market (US Companies)	$100.00	$125.27	$166.81	$188.70	$198.22	$202.13
NYSE Stock (SIC 5800-5899 US Companies) Eating and Drinking Places	$100.00	$105.55	$136.59	$166.10	$140.58	$135.54

Notes:

  A.
  The lines represent monthly index levels derived from compounded daily returns that include all dividends.

  B.
  The indexes are reweighted daily, using the market capitalization on the previous trading day.

  C.
  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

  D.
  The index level for all shares was set to $100.00 on 05/31/1996.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

    The firm of KPMG LLP served as the Company's independent auditors for fiscal years 2001 and 2000. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

    The appointment of auditors is a matter for determination by the Board of Directors for which no shareholder approval or ratification is necessary. The Board of Directors has selected the firm of KPMG LLP to audit the books of the Company for fiscal year 2002.

    The Company engaged KPMG LLP to serve as its independent auditors effective as of December 6, 1999. Prior to that date, Ernst & Young LLP has served as the Company's independent auditors. The decision to change auditors was recommended by the Audit Committee and approved by the Board of Directors.

    During the Company's two fiscal years and the subsequent interim periods prior to December 6, 1999, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

    Ernst & Young LLP's reports on the Company's consolidated financial statements for the two fiscal years prior to December 6, 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees

    The aggregate fees billed for professional services rendered for the audit of the Financial Statements and the reviews of the condensed consolidated financial statements included in the Company's Forms 10-Q for 2001 were $177,000.

Financial Information Systems Design and Implementation Fees

    The Company did not retain KPMG LLP to perform any financial information systems design or implementation services in fiscal year 2001.

All Other Fees

    During fiscal year 2001, the fees billed by KPMG LLP for services not described above were $164,000.

Determination of Auditor Independence

    The Audit Committee has considered the provision of non-audit services by KPMG LLP and has determined that it was not incompatible with maintaining their independence.

SHAREHOLDER PROPOSALS

    Any shareholder of the Company wishing to submit a proposal for action at the Company's 2002 Annual Meeting of Shareholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office not later than May 3, 2002, and must otherwise comply with rules of the Securities and Exchange Commission relating to shareholder proposals.

    The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2002 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (i) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation of the Company, or (ii) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office not later than July 17, 2002 and, in either case, certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

GENERAL

    Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

    A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

    The Annual Report of the Company for fiscal year 2001 (which is not part of the proxy soliciting material) is being mailed with this proxy statement to all shareholders of record as of the record date for the Annual Meeting.

    THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 5, 2001. REQUESTS FOR COPIES SHOULD BE DIRECTED TO DANIEL T. CRONK, SECRETARY, RUBY TUESDAY, INC., 150 WEST CHURCH AVENUE, MARYVILLE, TENNESSEE 37801.

                      By Order of the Board of Directors,

                      Daniel T. Cronk
                       Senior Vice President, General Counsel
                      and Secretary

August 31, 2001
Maryville, Tennessee

APPENDIX A
CHARTER
(Effective April 11, 2000)
AUDIT COMMITTEE OF
RUBY TUESDAY, INC.

1.
There shall be a Committee of the Board of Directors of Ruby Tuesday, Inc. (the "Board of Directors" [or "Board"] and the "Company", respectively) to be known as the Audit Committee.

2.
Purpose. The Audit Committee shall serve as an independent and objective party to review and monitor the Company's financial reporting process, internal controls regarding finance, accounting and legal compliance and the independence and performance of the auditors. The Committee shall also provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

3.
Composition and Term of Office. The Audit Committee shall consist of three (3) or more members, including a Chairman, selected by the Board of Directors from among the Directors. The Committee may determine its own rules of procedure but shall adhere to standards required by appropriate governing bodies. All such members shall be independent of management, as determined by the Board of Directors in their discretion based in part upon guidance provided by appropriate governing bodies, and free from any relationship that would interfere with the exercise of independent judgment as a member of the Committee. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as determined by the Board of Directors in its business judgment. The Board of Directors shall elect the Audit Committee members annually.

4.
Duties and Responsibilities. The Audit Committee shall:

(a)
Meet two times per year or more frequently as circumstances require. The Committee may ask members of management, independent auditors or others to attend meetings and provide information as necessary.

(b)
Recommend to the Board of Directors the selection or discharge of the independent auditors to audit the annual Financial Statements of the Company and review the fees charged for such audits or for significant consulting engagements performed by such independent auditors that is beyond the scope of the audit.

(c)
Oversee the independence of the Company's independent auditors by reviewing and discussing with the independent auditors and/or Board any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditors.

(d)
Communicate with the independent auditor the fact that the Board of Directors and the Audit Committee, as the stockholders' representative, are the auditor's client.

(e)
Review with independent auditors, at a time when the annual audit plan is being developed, its scope, purpose or procedures to be included. This review shall include inquiry into the items identified in Section 5 below.

(f)
Review with Company management and the independent auditors the Company's judgments about the quality of the accounting principles used in the Company's financial reporting for the quarter and any item required by SAS 61, prior to filing of 10-Q, if possible. The Chair of the Committee may represent the entire Committee for purposes of this review.

(g)
Review with Company management and independent auditors the audited financial results for the year and the proposed footnotes to the Financial Statements as soon after the receipt of the independent auditor's opinion as possible.

A–1

  (h)
  Review with the independent auditors, on completion of the annual report, their experience, any restrictions on their work, cooperation received, their findings and their recommendations. This review shall include inquiry into the issues identified in Section 5 below.

  (i)
  Review with the independent auditors their evaluation of the Company's internal controls.

  (j)
  Review annually the programs that the Company has instituted to correct any control deficiencies noted by the independent auditors in their annual review.

  (k)
  Review, at its discretion, compliance with codes of conduct established by the Company.

  (l)
  Attempt to resolve any differences arising between Company management and the independent auditors.

  (m)
  Review with Company's counsel, legal compliance matters including corporate securities trading policies and any other legal matter that could have a significant impact on the organization's financial statements.

  (n)
  Assure candid communication about the quality of financial reporting, consult with independent auditors, at its discretion, out of the presence of corporate management.

  (o)
  Initiate, at its discretion, investigations within the parameters of the foregoing responsibilities, and for that purpose, to retain outside counsel, independent auditors, or any other such experts as it shall deem appropriate.

  (p)
  Review and monitor instances where Company management seeks a second opinion from other independent public accountants on a significant accounting issue.

  (q)
  Report annually to the Board of Directors after the close of each fiscal year but prior to the Company's Annual Meeting of Shareholders, as well as on any other occasion that it deems appropriate, activities of the Audit Committee.

  (r)
  Issue Audit Committee Report in compliance with Securities and Exchange Commission and New York Stock Exchange rules to be included in the Company's proxy statement. State in such report whether the Committee recommends the audited financial statements be included in the Annual Report.

  (s)
  Address the adequacy of this Charter annually with the Board of Directors.

  (t)
  Provide written affirmation to the New York Stock Exchange of all such matters as required.

  (u)
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

5.
Ensuring the Credibility of Financial Reporting. As part of its oversight responsibility the Audit Committee shall provide for the following to ensure the credibility of financial reporting, namely:

(a)
Ensure that financial management and the independent auditors perform a timely analysis of significant financial reporting issues and practices.

(b)
Ensure that financial management and the independent auditors discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

(c)
Ensure that the independent auditors are available to the full Board of Directors at least annually.

A–2

    The Audit Committee's discussion with the independent auditors about the appropriateness of accounting principles and financial disclosure practices shall generally include the following:

  (i)
  The auditors' independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

  (ii)
  The auditors' views about whether management's choices of accounting principles are conservative, moderate or extreme and whether those principles are common practices or are minority practices.

  (iii)
  The auditors' reasoning in determining the appropriateness of changes in accounting principles and disclosure practices.

  (iv)
  The auditors' reasoning in determining the appropriateness of the accounting principles and disclosure practices adopted by management for new transactions or events.

  (v)
  The auditors' reasoning in accepting or questioning significant estimates made by management.

  (vi)
  The auditors' views about how the Company's choices of accounting principles and disclosure practices may affect shareholders and public views and attitudes about the Company.

A–3

RUBY TUESDAY, INC.
PROXY/VOTING INSTRUCTION CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 31, 2001, and does hereby appoint Samuel E. Beall, III and Marguerite Naman Duffy, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Ruby Tuesday, Inc., to be held at the Company's headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801 at 11:00 a.m., local time, on October 3, 2001, and at any adjournment(s)thereof.

   This card also provides voting instructions for shares held in the Ruby Tuesday, Inc. Salary Deferral Plan as set forth in the Proxy Statement. IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

   This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR all director nominees listed on the reverse side.

(continued on other side)

RUBY TUESDAY, INC. P.O. BOX 11113 NEW YORK, N.Y. 10203-0113

Detach Proxy Card Here
X                   X

Please Detach Here
You Must Detach This Portion of the Proxy Card
X  Before Returning it in the Enclosed Envelope  X

1.	TO ELECT THREE CLASS III DIRECTORS FOR A TERM OF THREE YEARS AND ONE CLASS ONE DIRECTOR FOR A TERM OF ONE YEAR.	FOR all nominees listed below (except as marked to the contrary below)	/x/	WITHHOLD AUTHORITY to vote for ALL nominees listed below	/x/	*EXCEPTIONS	/x/
Nominees:	CLASS III:	JOHN B. MCKINNON, DOLPH W. VON ARX and ELIZABETH L. NICHOLS
	CLASS I:	BERNARD LANIGAN, JR.

*(INSTRUCTIONS: To withhold authority for any individual nominee, mark the "EXCEPTIONS" box above and strike a line through that nominee's name in the list of nominees below the boxes.)

The Board of Directors recommends a vote FOR all director nominees listed above.

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.
Change of Address and or Comments Mark Here	/x/
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear hereon. If shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.
Date	____________________________________________,	2001

Signature

Signature, if held jointly
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.	Votes must be indicated (x) in Black or Blue ink.	/x/

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 3, 2001
PROXY STATEMENT FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
ELECTION OF DIRECTORS
Director and Director Nominee Information
Beneficial Ownership of Common Stock
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL 2001
AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR END VALUES
Executive Supplemental Pension Plan Estimated Annual Benefits for Representative Years of Service to Age 65
Management Retirement Plan Estimated Annual Benefits for Representative Years of Service to Age 65
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
AUDIT COMMITTEE
PERFORMANCE GRAPH
Comparison of Five-Year Cumulative Total Returns Among Ruby Tuesday, Inc., NYSE Stock Market and NYSE Eating and Drinking Places Indices
RELATIONSHIP WITH INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
GENERAL
APPENDIX A CHARTER (Effective April 11, 2000) AUDIT COMMITTEE OF RUBY TUESDAY, INC.